UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2017

j2 Global, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-25965	47-1053457
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6922 Hollywood Blvd.

Suite 500

Los Angeles, California 90028

(Address of principal executive offices)

(323) 860-9200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 25, 2017, the Board of Directors of j2 Global, Inc. (the “Company”) authorized the Company entering into a commitment to invest $200 million in an investment fund (the “Fund”). The manager, OCV Management, LLC (“OCV”), and general partner of the Fund are entities with respect to which Richard S. Ressler, Chairman of the Board of Directors (the “Board”) of the Company, is indirectly the majority equity holder. In addition, Nehemia Zucker, who has announced his resignation as chief executive officer (“CEO”) of the Company (see below), will become a co-managing principal of OCV and a significant equity holder. As a limited partner in the Fund, the Company will pay an annual management fee to the manager equal to 2.0% (reduced by 10% each year beginning with the sixth year) of capital commitments. In addition, subject to the terms and conditions of the Fund’s limited partnership agreement, once the Company has received distributions equal to its invested capital, the Fund’s general partner will be entitled to a carried interest equal to 20%. The Fund has a six year investment period, subject to certain exceptions. The commitment was approved by the Audit Committee of the Board in accordance with the Company’s related-party transaction approval policy.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2017, Mr. Zucker informed the Company of his decision to resign as CEO effective as of December 31, 2017.

On September 25, 2017, the Board elected Vivek Shah to serve as the new CEO and as a member of the Board, both effective as of January 1, 2018. Mr. Shah, age 44, is currently the chief executive officer of Ziff Davis LLC (“Ziff Davis”), a digital media company and subsidiary of the Company. Mr. Shah joined Ziff Davis in 2010 as the company’s chief executive officer and led the sale of Ziff Davis to the Company in November 2012. Mr. Shah will bring the Board substantial experience given his role as chief executive officer of Ziff Davis.

Mr. Shah previously served as a director of The Street, Inc. from 2010 to 2014. Mr. Shah is not a party to any arrangement or understanding regarding his selection as an officer or director and, other than as set forth herein, has no arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. Mr. Shah has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Shah is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Effective upon assuming the position of CEO, Mr. Shah will receive an annual salary of $1,000,000 and be eligible for a target bonus under the Company’s non-equity incentive compensation plan of 100% of his base salary, subject to the terms and conditions of such plan.

Additionally, Mr. Shah will be awarded a long term equity award, effective January 1, 2018, under the Company’s 2015 Stock Option Plan (the “Plan”) consisting of 1,000,000 shares, which will be composed of 400,000 stock options, 200,000 time-based restricted shares and 400,000 performance-based restricted shares (the “Shah Equity Award”). The exercise price of the stock options will be equal to the fair market value of a share of Company common stock on January 1, 2018. The stock options and time-based restricted shares will vest in eight equal installments on each of the eight anniversaries of January 1, 2018 (the “grant date”). The performance share award will vest in one-eighth increments only if the Company’s common stock price remains at or above eight successive stock price thresholds for at least 20 trading days in any 30 consecutive trading day period and provided that no shares will vest before the second anniversary of the grant date; the stock price thresholds will be based on the compounded annual growth rate in the Company’s common stock price from the date of its initial public offering until the grant date of the award (January 1, 2018) as applied to each of the eight successive stock price thresholds. The Shah Equity Award will otherwise be subject to the terms and conditions of the Plan, and the individual award agreements thereunder corresponding to the awards.

Mr. Zucker has agreed to serve as an advisor to the Company from January 1, 2018 through December 31, 2018 to assist Mr. Shah and the Company with transition. For his service as an advisor to the Company, Mr. Zucker will receive a base salary of $500,000. In connection with his retirement, all outstanding and unvested stock options and time-based restricted shares, along with the tranche of performance-vesting restricted shares next scheduled to vest, will vest in full on January 1, 2018, while the remaining tranches of outstanding performance-vesting restricted shares will remain eligible to vest in the 36 months following the termination of Mr. Zucker’s employment as an advisor to the Company.

Item 8.01 Other Events

On September 28, 2017, the Company issued a press release announcing the appointment of Mr. Shah and the resignation of Mr. Zucker as well as the OCV commitment, each as discussed above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated September 28, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

j2 Global, Inc. (Registrant)

Date: September 28, 2017	By:	/s/ Jeremy Rossen
Jeremy Rossen
Vice President, General Counsel